Exhibit 99.1

Socket Mobile Media Contact:	Editorial Contacts:
Carol Montalvo	Catherine Koo or Michelle Homes
Director Marketing Communications	LEWIS PR
510/933-3051	415/992-4400
carol@socketmobile.com	socketmobile@lewispr.com

Socket Mobile Investor Contact:	Investor Relations Contacts:
David Dunlap	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
510/933-3035	323/468-2300
dave@socketmobile.com	sckt@mkr-group.com

Socket Moves Listing to NASDAQ Capital Market from
NASDAQ Global Market

NEWARK, Calif. - June 10, 2008 - Socket Mobile, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity products, today received approval from the NASDAQ Listing Qualifications Staff to transfer the listing of its common stock from the NASDAQ Global Market to the NASDAQ Capital Market. The transfer was effective as of the market opening on Tuesday, June 10, 2008.

The NASDAQ Capital Market is one of the three market tier designations for NASDAQ-listed stocks, and presently includes over 550 companies. The Socket trading symbol will continue to be "SCKT" and trading of the Company's stock is unaffected by this change. Securities listed on the NASDAQ Capital Market must satisfy all applicable qualification requirements for NASDAQ securities and all companies listed on the NASDAQ Capital Market must meet certain financial requirements and adhere to NASDAQ's corporate governance standards.

The listing transfer is part of the Company's action taken in response to a letter received from NASDAQ on December 11, 2007 regarding Socket's non-compliance with Marketplace Rule 4450(a)(5), the minimum bid price requirement of $1.00 per share, which is a requirement of NASDAQ to maintain continued listing. Upon transfer of its common stock to the NASDAQ Capital Market, the Company will have an additional 180 calendar days from the original June 9, 2008 deadline, or until December 8, 2008, to regain compliance with NASDAQ's minimum bid price requirement of $1.00 per share.

About Socket Mobile
Socket makes mobility computing and productivity work. The company is a one-stop supplier of mobile computing hardware systems, offering a handheld mobile computer specifically designed for business mobility use and an extensive portfolio of essential mobile data collection and networking peripherals that enable mobile automation and productivity increases. The company also offers OEM solutions. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com.

© 2008, Socket Mobile, Inc. All rights reserved.

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